UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

Financial Industries Corporation
(Exact Name of Registrant as Specified in Charter)

Texas	0-4690	74-2126975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 River Place Boulevard, Building I, Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number (including area code): (512) 404-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

            On January 14, 2008, Financial Industries Corporation, a Texas corporation (“FIC”), and Americo Life, Inc., (“Americo”) a Missouri corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing, among other things, that a direct, wholly-owned subsidiary of Americo will be merged with and into FIC, with FIC surviving as a wholly-owned subsidiary of Americo (the “Merger”).  In the Merger, each outstanding share of FIC’s common stock, par value $0.20 per share (the “Common Stock”) (other than shares held by Americo, subsidiaries of FIC or any shareholders who perfect appraisal rights under Texas law) will be converted into the right to receive cash in the amount of $7.25, subject to adjustment in the event there is an increase in number of fully-diluted shares of Common Stock in excess of a specified threshold.  The Merger Agreement was unanimously approved by the board of directors of FIC.

            The Merger is subject to customary regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the approval of the Texas Department of Insurance, as well as other customary conditions for similar transactions, including the approval of the shareholders of FIC pursuant to Texas law.

            Concurrently with the execution of the Merger Agreement, the directors and executive officers of FIC entered into voting agreements (the “Voting Agreements”) with Americo pursuant to which each such director or executive officer agreed, among other things, to vote all of his shares of Common Stock in favor of the approval and adoption of the Merger Agreement.

            On January 15, 2008, FIC issued a press release, which is filed as Exhibit 99.1 hereto and incorporated herein by reference, announcing the execution of the Merger Agreement.

Item 9.01.       Financial Statements and Exhibits.

(d)        Exhibits

            99.1     Press Release of Financial Industries Corporation, dated January 15, 2008.

SIGNATURES

            Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Industries Corporation

By:       /s/ William B. Prouty
Name:  William B. Prouty
Title:  Chief Executive Officer

Date:  January 15, 2008